July 28, 2005

Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549
Attention:	John Grzeskiewicz
Division of Investment Management

Re:	Dreyfus California Intermediate Municipal Bond Fund (811-6610)

Dear Mr. Grzeskiewicz:

     In connection with its request that the effectiveness of the post-effective amendment to the registration statement (the “Registration Statement”) of the above-referenced fund be accelerated, the Fund hereby states the following:

     (i) The Fund acknowledges that in connection with the comments made by the staff of the Commission on the Registration Statement, the staff has not passed generally on the accuracy or adequacy of the disclosure made in the Registration Statement;

     (ii) The Fund acknowledges that the acceleration of the effectiveness of its Registration Statement does not relieve the Fund of its responsibility for adequate and accurate disclosure in the Registration Statement; and

     (iii) The Fund represents that it will not assert as a defense in an action by the Commission or any other party the fact that the effectiveness of its Registration Statement was accelerated by the Commission.

Sincerely, /s/ John B. Hammalian John B. Hammalian Secretary to the above-referenced fund